State of California
Secretary of State

LT

I, BRUCE McPHERSON, Secretary of State of the State of California, hereby certify:

That the attached transcript of 2 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

DEC - 1 2005

BRUCE McPHERSON
Secretary of State

2811498

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

NOV 23 2005

ARTICLES OF INCORPORATION
OF
ICE CONVERSIONS, INC.

ONE: The name of this corporation is ICE Conversions, Inc.

TWO: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: The name and address in this state of this corporation's initial agent for service of process is:

Lawrence Weisdorn
23146 Mariposa de Oro
Malibu, California 90265-4908

FOUR: This corporation is authorized to issue only one class of shares, which shall be designated "common" shares. The total number of such shares authorized to be issued is one million (1,000,000) shares.

FIVE: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Dated: November 22, 2005

Lee D. Williams
Incorporator

I declare that I am the person who executed the above Articles of Incorporation, and such instrument is my act and deed.

Dated: November 22, 2005

Lee D. Williams

OFFICE OF THE SECRETARY OF STATE